Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2013

Company to Host Quarterly Conference Call at 10:00 A.M. on May 2, 2013

St. Petersburg, FL - May 1, 2013: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2013.

($ in thousands, except per share and ratios)	Three months ended
	March 31,
	2013	2012	Change
Gross premiums written	$87,746	$57,996	51.3%
Total revenues	$44,170	$29,503	49.7%
Earnings before income tax	$7,084	$7,483	(5.3)%
Net income	$4,351	$4,748	(8.4)%
Net income per diluted share	$0.27	$0.46	(41.3)%
Book value per share	$5.91	$5.75	2.8%
Return on average equity	13.7%	22.1%	-8.4 pts
Loss ratio, net[1]	48.6%	34.1%	14.5 pts
Expense ratio[2]	38.9%	44.9%	6.0 pts
Combined ratio (CR)[3]	87.5%	79.0%	8.5 pts
Effect of current year catastrophe losses on CR	(4.3)%	—%	-4.3 pts
Effect of prior year development from lines in run-off on CR	(2.0)%	(0.1)%	-1.9 pts
Effect of prior year development on CR	(2.0)%	0.8%	-2.8 pts
Underlying combined ratio[4]	79.2%	79.7%	-0.5 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and the expense ratio.
4 Underlying combined ratio, a measure that is not based on accounting principles generally accepted in the United States of America (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“Results in the first quarter were driven by continued strong premium growth of over 50% compared to the comparable period in 2012,” said John Forney, CEO of UPC Insurance. “During the quarter we added 14,656 new policies from our independent agent network, including 11,390 in Florida, 1,297 in South Carolina, 846 in Massachusetts, and 1,123 in Rhode Island. During April, we wrote our first policy in North Carolina and received our Certificate of Authority to begin writing in New Jersey and Texas. We augmented this organic growth with an assumption of 15,133 policies from Citizens. Our total policies in-force at the end of the quarter was 157,235. We are pleased with the quality of the book of business we are building and look forward to seeing the results of this quality growth in future quarters.

Our underlying combined ratio was comparable to the prior year quarter, but several factors contributed to an overall increase in our reported combined ratio, which kept first quarter profitability from being stronger. Our claims department, under the leadership of John Langowski, who joined UPC Insurance in November 2012, has continued the process it began in the fourth quarter of 2012 to review outstanding claims and make appropriate reserve adjustments. We are confident that the claims department will continue to improve and help us maintain our longstanding record of consistently producing excellent non-catastrophe loss ratios.”

Consolidated Financial Results

Net income for the quarter was $4.4 million, or $0.27 per diluted share, compared to $4.7 million, or $0.46 per diluted share in the first quarter in 2012. The decrease in net income was primarily due to a higher loss ratio in 2013, which was partially offset by gross earned premium growth, a lower ceded reinsurance premium percentage and a lower expense ratio. Earnings per share declined primarily due to the increase in fully diluted shares from 10.4 million in 2012 to 16.1 million in 2013 as a result of the Company's equity offering, the last portion of which was completed in January 2013. However, book value per share increased $0.16 per share to $5.91 per share from $5.75 per share a year ago.

Underlying Combined Ratio Essentially Unchanged, but GAAP Combined Ratio Increased Due to Higher Loss Ratio

Losses and loss adjustment expenses (LAE) increased to $20.5 million for the quarter from $9.5 million during the same period of last year. The increase during the quarter was due to several factors including catastrophe losses incurred from winter storm Nemo in Massachusetts in February and a severe thunderstorm that struck Orlando in March, prior year development incurred on our commercial auto line that is currently in run-off, and development on catastrophe and non-catastrophe losses related to prior accident years as shown below:

($ in thousands except ratios)	Three months ended
	March 31,
	2013	2012	Change
Net Loss and LAE	$20,547	$9,482	$11,065
% of Gross earned premiums	29.4%	18.7%	10.7 pts
% of Net earned premiums	48.6%	34.1%	14.5 pts
Less:
Current year catastrophe losses	$1,818	$—	$1,818
Prior year development from lines in run-off	860	24	836
Prior year reserve development (favorable)	858	(215)	1,073
Underlying Loss and LAE*	$17,011	$9,673	$7,338
% of Gross earned premiums	24.4%	19.1%	5.3 pts
% of Net earned premiums	40.3%	34.8%	5.5 pts

Policy acquisition costs	$11,283	$8,253	$3,030
Operating and underwriting	2,059	1,433	626
General and administrative	3,124	2,793	331
Total Operating Expenses	$16,466	$12,479	$3,987
% of Gross earned premiums	23.6%	24.6%	-1.0 pts
% of Net earned premiums	38.9%	44.9%	-6.0 pts

Combined Ratio - as % of gross earned premiums	53.0%	43.3%	9.7 pts
Underlying Combined Ratio - as % of gross earned premiums	48.0%	43.7%	4.3 pts

Combined Ratio - as % of net earned premiums	87.5%	79.0%	8.5 pts
Underlying Combined Ratio - as % of net earned premiums	79.2%	79.7%	-0.5 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company incurred $3.5 million in fire losses compared to fire losses of $1.0 million in the first quarter of 2012. The Company also incurred sinkhole losses of approximately $1.3 million in the first quarter of 2013, compared to sinkhole losses of $0.4 million in the first quarter of 2012. These two perils account for 6.3 points of the 5.5 point increase in UPC Insurance's net underlying loss & LAE ratio.

Policy acquisition costs increased to $11.3 million for the first quarter of 2013 from $8.3 million for the first quarter of 2012. These costs vary directly with premiums earned and as a percentage of gross premiums earned, decreased slightly from 16.3% in the prior year to 16.1% in the current quarter due to higher earned premiums in the first quarter of 2013.

Operating expenses increased to $2.1 million for the first quarter of 2013, from $1.4 million during the same period of last year due to increases in several expense categories none of which was individually significant. The increase in operating expenses was primarily driven by the Company's growth and expansion into new states.

General and administrative expenses increased to $3.1 million for the first quarter of 2013, from $2.8 million for the first quarter of 2012 primarily due to an increase in personnel costs related to the Company's continued growth.

Reinsurance Costs Continued to Decrease as a % of Earned Premium

Excluding the Company's flood business, which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2013 were 36% of gross premiums earned compared to 42% of gross premiums earned for the first quarter of 2012.

Balance Sheet Highlights

UPC Insurance's cash and investment holdings totaled $258.5 million at March 31, 2013, compared to $223.4 million at December 31, 2012. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 98% of total investments at March 31, 2013, and December 31, 2012.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of development from lines in run-off and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development from lines in run-off is caused by caused by unexpected development from our commercial auto product that is no longer offered by the Company. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses, prior year development on lines in run-off and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Conference Call Details

Date and Time:    May 2, 2013 - 10:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Events and Presentations) and click on the conference call link, or go to:
http://upcic.equisolvewebcast.com

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, North Carolina, Rhode Island and South Carolina, and was recently licensed to write in New Jersey and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K filed on March 6, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts
(Unaudited)

	Three Months Ended March 31,
	2013	2012
REVENUE:
Gross premiums written	$87,746	$57,996
Increase in gross unearned premiums	(17,870)	(7,320)
Gross premiums earned	69,876	50,676
Ceded premiums earned	(27,579)	(22,886)
Net premiums earned	42,297	27,790
Net investment income	724	747
Net realized gains (losses)	(12)	81
Other revenue	1,161	885
Total revenue	44,170	29,503
EXPENSES:
Losses and loss adjustment expenses	20,547	9,482
Policy acquisition costs	11,283	8,253
Operating expenses	2,059	1,433
General and administrative expenses	3,124	2,793
Interest expense	73	83
Total expenses	37,086	22,044
Income before other income	7,084	7,459
Other income	—	24
Income before income taxes	7,084	7,483
Provision for income taxes	2,733	2,735
Net income	$4,351	$4,748
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	369	634
Reclassification adjustment for net realized investment (gains) losses	12	(81)
Income tax expense related to items of other comprehensive income	(149)	(213)
Total comprehensive income	$4,583	$5,088

Weighted average shares outstanding
Basic	16,028,516	10,361,849
Diluted	16,115,506	10,361,849

Earnings per share
Basic	$0.27	$0.46
Diluted	$0.27	$0.46

Dividends declared per share	$0.03	$0.05

Consolidated Balance Sheets
In thousands

	March 31, 2013	December 31, 2012
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $185,173 and $145,089, respectively)	$189,267	$149,157
Equity securities (adjusted cost of $3,457 and $2,537, respectively)	3,999	2,723
Other long-term investments	300	300
Total investments	$193,566	$152,180
Cash and cash equivalents	64,906	71,205
Accrued investment income	868	760
Premiums receivable, net	19,428	17,154
Reinsurance recoverable on paid and unpaid losses	2,660	2,272
Prepaid reinsurance premiums	24,080	49,916
Deferred policy acquisition costs	18,480	16,978
Other assets	3,795	3,149
Total Assets	$327,783	$313,614
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$37,584	$35,692
Unearned premiums	146,655	128,785
Reinsurance payable	669	26,063
Other liabilities	31,585	19,206
Notes payable	15,588	15,882
Total Liabilities	$232,081	$225,628
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 16,410,922 and 15,660,922 issued; 16,198,839 and 15,448,839 outstanding for 2013 and 2012, respectively	2	2
Additional paid-in capital	27,695	24,076
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,845	2,613
Retained earnings	65,591	61,726
Total Stockholders' Equity	$95,702	$87,986
Total Liabilities and Stockholders' Equity	$327,783	$313,614